Exhibit 99.1

NextPlat Announces First Quarter 2023 Results

New Offerings Including Healthcare and Alibaba Tmall Global Partnership for Sales in China to Drive Future Growth

COCONUT GROVE, FL – May 15, 2023 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-commerce provider, today announced financial results for the three months ended March 31, 2023.

“First quarter results demonstrate the early benefits and value of our recent investments into NextPlat’s global e-commerce infrastructure which has allowed us to enter 2023 with a greatly enhanced capability on a global scale. These capabilities provide critical support for our continued efforts to expand our global addressable markets through new partnerships with Alibaba’s Tmall Global and add an array of new customers across high-growth sectors including healthcare and consumer products,” said Charles M. Fernandez, Executive Chairman and CEO of NextPlat.

Financial highlights of the three months ended March 31, 2023 included:

●	Revenues for the first quarter of 2023 were approximately $2.9 million, an increase of 26% from the core revenue reported by the Company in its first quarter 2022 results after accounting for the non-recurring revenue of $1.3 million generated as a result of the outbreak of war in Ukraine, and an 11% sequential increase from the $2.6 million revenues reported in the fourth quarter of 2022. Core revenue increases were achieved despite significant exchange rate weakness which reduced sales recorded in British pounds and Euros when converted to US dollars for GAAP reporting purposes.
●	Gross margins were 21.6%, a decrease from margins of 22.4% reported for the quarter ended March 31, 2022, largely a result of continued increases in shipping and temporary fuel surcharge costs incurred in the quarter. The Company does not expect these surcharges to significantly increase throughout the remainder of the year.
●	Operating expenses for the three months ended March 31, 2023 were approximately $1.9 million driven primarily by an increase in stock-based compensation.
●	Net loss for the quarter ended March 31, 2023 was approximately $1.2 million compared to a net loss of approximately $0.9 million reported for the quarter ended March 31, 2022.
●	The Company ended the first quarter of 2023 with approximately $16.7 million in cash. Following the close of the first quarter, on April 13, 2023, NextPlat completed a private offering of its common stock priced above market to an accredited investor for net proceeds of $6.0 million.

David Phipps, President of NextPlat and CEO of Global Operations, added, “During the first quarter, we were able to utilize the enhanced capabilities of our global e-commerce platform to support new partners and quickly and efficiently add new products despite the challenges of higher-than-average shipping costs. These new capabilities allowed us to deliver strong transaction growth through both our branded websites and at our online marketplaces in the quarter while driving record levels of high-margin recurring airtime revenue. Looking into the second quarter, trends across the business remain positive supported by continued increases in product availability, early indications of pricing stability in certain segments and improving sales levels in key geographies such as in North America.”

Operational and organizational highlights of the quarter ended March 31, 2023, and recent developments included:

●	Early in the first quarter, NextPlat’s Global Telesat Communications Ltd business unit was selected by Iridium Communications Inc. as a new direct distributor and global launch partner for the Iridium Go! exec™ product and sales of the new product continue to exceed expectations.
●	Supported by NextPlat’s recently upgraded enterprise resource planning (“ERP”) system, the Company was able to introduce more than 100 new products during the first quarter. Based upon this experience, the Company expects to list up to 500 new products across its 27 global marketplace storefronts by the end of the second quarter of 2023.
●	The Company raised $6.0 million through a private offering of its common stock priced above the market. The new growth capital will support the expansion of its offerings into the rapidly growing healthcare sector through its previous strategic investment in Progressive Care Inc., a provider of personalized healthcare services and technology, and support additional business development programs, partnerships, and marketing activities.
●	On April 24, 2023, NextPlat launched its e-commerce development program enabling Florida-based businesses to quickly access global international markets in Asia. The new e-commerce development program is supported by a merchant sourcing agreement with Alibaba’s Tmall Global, the premier B2C cross-border platform for global brands to reach Chinese consumers.

Mr. Fernandez concluded, “The capabilities of our global platform, proven e-commerce expertise, and expanding partner network continues to drive increased recognition of the value that NextPlat can deliver to organizations seeking to capitalize on the global potential of e-commerce. It is through our unique capabilities and reach that we are creating value for our customers, partners, and shareholders as we continue our efforts to expand our focus into healthcare through our strategic investment into Progressive Care and into additional consumer segments in large markets including China later this year.”

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets for physical and digital assets. The Company intends to collaborate with businesses, optimizing their ability to sell their goods online, domestically, and internationally, and enabling customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications services division through its Global Telesat Communications Ltd and Orbital Satcom Corp business units that offer voice, data, tracking, and IoT services to customers worldwide through multiple global storefronts.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements. These statements include the capabilities and success of the Company’s business and any of its products, services or solutions. The words “believe,” “forecast,” “project,” “intend,” “expect,” “plan,” “should,” “would,” and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, including the Company’s ability to launch additional e-commerce capabilities for physical and digital assets, transact business in crypto currencies and its ability to grow and expand as intended, any of which could cause the Company to not achieve some or all of its goals or the Company’s previously reported actual results, performance (finance or operating), including those expressed or implied by such forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net